                                                                    EXHIBIT 99.1


                                  PRESS RELEASE




ESCO ELECTRONICS CORPORATION RENEWS AND AMENDS SHAREHOLDER
RIGHTS PLAN

         ST. LOUIS, MISSOURI, FEBRUARY 7, 2000 - The Board of Directors of ESCO Electronics Corporation (NYSE:ESE) renewed the Company's shareholder rights plan, which is designed to discourage takeovers that involve abusive tactics or do not provide fair value to its shareholders. A new amended and restated plan was adopted in the course of updating and extending the predecessor shareholder rights plan, which was scheduled to expire on September 30, 2000. The expiration date of the rights plan has been extended to February 3, 2010. The amended plan has been altered to reflect prevailing shareholder rights plan terms. The amended plan provides for an increase in the exercise price of the rights under the plan from $25.00 to $60.00.

         ESCO Electronics Corporation, headquartered in St. Louis, manufactures Filtration/Fluid Flow and Communications/Test products sold to customers worldwide.